Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Farmers National Banc Corp. on Form S-4 of our report dated February 27, 2015 on the consolidated financial statements and effectiveness of internal control over financial reporting of Farmers National Banc Corp. appearing in the 2014 Form 10-K, as amended by form 10-K/A, of Farmers National Banc Corp., and to the reference to us under the heading “Experts” in the proxy statement/prospectus.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Cleveland, Ohio

July 17, 2015